Exhibit 10(o)
                                                                   to Form 10-K



                   1997 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

ARTICLE 1 - PURPOSE OF PLAN

1.1 Purpose of Plan A. P. Green Industries, Inc. (the "Corporation") has adopted the 1997 Stock Plan for Non-Employee Directors (the "Plan") to provide for payment in shares of the Corporation's Common Stock, par value $1.00 per share ("Stock"), to members of the Board of Directors of the Corporation who are not employees of the Corporation or any of its affiliates or subsidiaries ("Non-Employee Directors"). The Plan also provides certain deferred payments of Stock for Non-Employee Directors that are intended as a replacement for the prior retirement program maintained by the Corporation for Non-Employee Directors. The Plan is intended to provide Non-Employee Directors with a larger equity interest in the Corporation in order to attract and retain well-qualified individuals to serve as Non-Employee Directors and to enhance the identity of interest between Non-Employee Directors and the shareholders of the Corporation.

ARTICLE II - ELIGIBILITY AND PARTICIPATION

2.1 Eligibility and Participation Only Non-Employee Directors shall be eligible to participate in the Plan, and participation in the Plan is mandatory for all Non-Employee Directors.

ARTICLE III - STOCK AWARDS

3.1 Stock Awards On each June 1 through and including June 1, 2007 (each such date hereinafter a "Grant Date"), in consideration for services previously rendered as a Non-Employee Director of the Corporation, the Corporation shall issue to each Non-Employee Director who has served as such for at least six (6) months immediately preceding such Grant Date, one thousand (1,000) shares of Stock (a "Stock Award").

ARTICLE IV - DEFERRED STOCK UNITS

4.1 Deferred Stock Units for Non-Employee Directors on the Effective Date The following Non-Employee Directors shall have credited to their Accounts (defined in section 4.3) as of May 1, 1997, a number of Stock Units (defined in section 4.3) specified as follows: W. Morrison 3,679; P. J. O'Bryan 2,133. Further, director D. Toll shall have credited to his Account 11,658 Stock Units provided that he makes an irrevocable election, on or before October 1, 1998, to waive participation in, and any benefits under any prior retirement program maintained by the Corporation for Non-Employee Directors. If director Toll does not make such an election, he will not be entitled to have his Account credited with Stock Units pursuant to this section 4.1 (but will be entitled to receive additional Stock Units pursuant to section 4.2) and will continue to be entitled to benefits under the prior retirement program to the extent provided under the terms of that prior retirement program.



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4.2 Deferred  Stock Units for  Non-Employee  Directors  After the Effective Date
Commencing as of June 1, 1997 and each succeeding June 1 thereafter, each Non-Employee Director who is serving as such on that date or anniversary shall have credited to his Account a number of Stock Units equal to $5,000 divided by the Fair Market Value of Stock on the applicable June 1. For purposes of this Plan, the "Market Value" of Stock on any business day shall be the average of the high and low sales prices quoted on the New York Stock Exchange Composite Listing on the day in question, or if there was no quotation on such date, on the next preceding business day on which there were such quotations. To the extent that the formula described in this Section 4.2 does not result in a whole number of Stock Units, the result shall be rounded upwards to the next whole number.

4.3 Crediting Stock Units to Accounts Amounts credited pursuant to Section 4.1 and section 4.2 shall be credited as of the date of the deferral to a bookkeeping reserve account maintained by the Corporation ("Account") in units which are equivalent in value to shares of Stock ("Stock Units").

4.4 Vesting of Stock Units Stock Units credited to a Non-Employee Director's Account pursuant to this Article IV shall be fully vested at all times.

4.5 Payment of Stock Units Stock Units credited to a Non-Employee Director's Account pursuant to this Article IV shall be payable in shares of Stock commencing within a reasonable period of time not to exceed 90 days following the later of (I) termination of the Non-Employee Director's service on the Board or (ii) the attainment by the Non-Employee Director (or former Non-Employee Director of age 65). The form of payment shall be either a lump sum or 10 approximately equal annual installments determined as one tenth of the number of Stock Units in the first year, one ninth in the second year and so on. To the extent that the formula described in this Section 4.5 for installment payments does not result in a whole number of shares of Stock being distributed, the result shall be rounded upwards to next whole number. The form of payment shall be elected by the Non-Employee Director in a manner specified by the company and may be subsequently modified provided that the new election is received at least 12 months before the payments are scheduled to commence.

ARTICLE V - DIVIDEND EQUIVALENT PAYMENTS

5.1 Dividend Equivalent Payment As of each dividend payment date with respect to Stock, each Non-Employee Director shall receive credit for additional Stock Units equal to the product of (i) the per-share cash dividend payable with respect to each share of Stock on such date, and (ii) the total number of Stock Units credited to his Account as of the record date corresponding to such dividend payment date, (iii) divided by the Fair Market Value of the Stock on the dividend payment date. To the extent that the formula described in this
Section 5.1 does not result in a whole number of Stock Units, the result shall be rounded upwards to next whole number.



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ARTICLE VI - DELIVERY OF STOCK CERTIFICATES

6.1 Stock Unit Payments The Corporation shall issue and deliver to the Non-Employee Director a stock certificate (or the bookkeeping equivalent of an actual certificate, if elected by the Director) for payment of Stock Units as soon as practicable following the date on which Stock Units are payable.

ARTICLE VII - STOCK

7.1 Stock The Aggregate number of shares of Stock that may be issued under the Plan shall not exceed two hundred thousand (200,000) shares, unless such number of shares is adjusted as provided in Article VIII of this Plan.

ARTICLE VIII - ADJUSTMENT UPON CHANGES IN CAPITALIZATION

8.1 Adjustment Upon Changes in Capitalization In the event of a stock dividend, stock split or combination, reclassification, recapitalization or other capital adjustment of shares of Stock, the number of shares of Stock that may be issued pursuant to Stock Awards and Stock units and the number of Stock Units credited to Accounts shall be appropriately adjusted by the Board of Directors of the Corporation, whose determination shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan on account of any adjustment specified herein. The grant of Stock Awards or Stock Units pursuant to this Plan shall not affect in any way the right or power of the Corporation to issue additional Stock or other securities, make adjustments, reclassifications, reorganizations or other changes in its corporate, capital or business structure, to participate in a merger, consolidation or share exchange or to transfer its assets or dissolve or liquidate.

ARTICLE IX - TERMINATION OF AMENDMENT OF PLAN

9.1 In General The Board of Directors of the Corporation may, at any time, terminate, suspend or amend this Plan. The Board of Directors shall have the authority to interpret the Plan and adopt such supplemental rules as it deems appropriate. Any interpretations rendered by the Board shall be final, binding and conclusive.

9.2 Written Consents No amendment may adversely affect the right of any Non-Employee director to receive any Stock previously issued as a Stock Award or to receive any stock or Dividend Equivalent credits pursuant to an outstanding Stock unit without the written consent of such Non-Employee Director.

9.3 Termination of Stock Award Unless the Plan is sooner terminated, no Stock Award or Stock Unit shall be granted after June 1, 2007.



ARTICLE X - GOVERNMENT REGULATIONS


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10.1     Government Regulations

         a) The obligations of the Corporation to issue any Stock granted under this Plan shall be subject to all applicable laws, rules and regulations and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Board of Directors of the Corporation.

         b) Except as otherwise provided in Article IX of this Plan, the Board of Directors of the Corporation may make such changes as may be necessary or appropriate to comply with the rules and regulations of any governmental authority.

ARTICLE XI - MISCELLANEOUS

11.1 Unfunded Plan The Plan shall be unfunded with respect to the Corporation's obligation to pay any amount due pursuant to Stock Units and a Non-Employee Director's's rights to receive any payment of any Stock Unit shall be no greater than the rights of an unsecured general creditor of the Corporation.

11.2 Assignment; Encumbrances The right to receive a Stock Award or Stock Unit and right to receive payment with respect to a Stock Unit under this Plan are not assignable or transferable and shall not be subject to any encumbrances, liens, pledges or charges of the Non-Employee Director or his or her creditors. Any attempt to assign, transfer or hypothecate any Stock Award or Stock Unit or any right to receive a Stock Award or Stock Unit shall be void and of no force and effect whatsoever.

11.3 Designation of Beneficiaries A Non-Employee Director may designate a beneficiary or beneficiaries to receive any distributions under the Plan upon his or her death. Any payment due in this event shall be made as soon as practicable following the death of the Non-Employee Director in a lump sum in shares of Stock or in such other manner as the Board of Directors, in their absolute discretion, may permit.

11.4 Applicable Law The validity, interpretation and administration of this plan and any rules, regulations, determinations or decisions made hereunder, and the rights of any and all persons having or claiming to have any interest herein or hereunder, shall be determined exclusively in accordance with the laws of the State of Missouri, without regard to the choice of laws provisions thereof.

11.5 Headings The headings in this Plan are for reference purposes only and shall not affect meaning or interpretation of this Plan.

11.6 Notices All notices or other communications made or given pursuant to this Plan shall be in writing and shall be sufficiently made or given if hand-delivered or mailed by certified mail, addressed to any Non-Employee Director at the address contained in the records of the corporation or to the Corporation at its principal office.

ARTICLE XII - EFFECTIVE DATE OF PLAN


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12.1  Effective  Date of Plan This plan shall  become  effective  on the date on which it is adopted by the Board of Directors of the Corporation, subject, however, to the approval by the affirmative vote of the holders of a majority of the votes cast by stockholders of the Corporation present, or represented and entitled to vote, at the next annual meeting of the stockholders of the Corporation duly held in accordance with the laws of the State of Delaware.